September 2, 2011

Power Solutions International, Inc.

655 Wheat Lane

Wood Dale, Illinois 60191

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Power Solutions International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling securityholders set forth in the Registration Statement of the following shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”): (1) 1,311,685 shares of Common Stock (the “Outstanding Shares”) that were issued upon the conversion of shares of Series A Convertible Preferred Stock (the “Series A Preferred”) of Power Solutions International, Inc., the Nevada corporation that was the predecessor to the Company (the “Predecessor”), which merged into the Company pursuant to an agreement and plan of merger, dated as of August 26, 2011 (the “Merger Agreement”), which shares of Series A Preferred were originally issued by the Predecessor pursuant to a Purchase Agreement, dated as of April 29, 2011 (the “Purchase Agreement”), by and among the Predecessor and the investors named therein, (2) 750,002 shares of Common Stock (the “Investor Warrant Shares”) issuable from time to time upon exercise of warrants (the “Investor Warrants”), which Investor Warrants were originally issued by the Predecessor pursuant to the Purchase Agreement, and (3) 105,000 shares of Common Stock (the “Placement Agent Warrant Shares” and, together with the Investor Warrant Shares, the “Warrant Shares”), issuable from time to time upon exercise of a warrant (the “Placement Agent Warrant” and, together with the Investor Warrants, the “Warrants”) that was originally issued by the Predecessor to Roth Capital Partners, LLC (“Roth Capital”)

Power Solutions International, Inc.

September 2, 2011

pursuant to a letter agreement, dated June 28, 2010, as amended (the “Letter Agreement”), by and between Roth Capital and an entity that became an indirect, wholly-owned subsidiary of the Predecessor, the obligations under which were assumed by the Predecessor, as compensation for Roth Capital’s role as placement agent in connection with the offering of securities contemplated by the Purchase Agreement. Pursuant to Rule 429 promulgated under the Securities Act, the Registration Statement will also constitute, upon its effectiveness, a post-effective amendment to the registration statement on Form S-1 (File No. 333-174543), as amended, relating to the offer and sale by certain selling securityholders set forth therein from time to time of an additional 188,324 shares of Common Stock that were issued upon conversion of the Series A Preferred (reflecting a 1-for-32 reverse split of the Common Stock effected pursuant to the Merger Agreement). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) an executed copy of the Purchase Agreement, (c) an executed copy of the Certificate of Designation for the Series A Preferred, as filed with the Secretary of State of the State of Nevada on April 29, 2011, (d) an executed copy of the Merger Agreement, (e) an executed copy of the Letter Agreement, (f) executed copies of the Warrants, (g) a copy of the Certificate of Ownership and Merger, dated August 26, 2011, merging the Predecessor with and into the Company, as certified by the Secretary of State of the State of Delaware, (h) a copy of the Articles of Merger of the Company and the Predecessor, dated August 26, 2011, as certified by the Secretary of State of the State of Nevada, (i) a specimen certificate representing the Common Stock, (j) the Company’s Certificate of Incorporation, as currently in effect, (k) the Company’s Bylaws, as currently in effect, (l) minutes and corporate records of proceedings of the Predecessor’s Board of Directors and stockholders, and (m) minutes and corporate records of proceedings of the Company’s Board of Directors and stockholders.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that:

1. The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Warrant Shares have been duly authorized and, when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the

Power Solutions International, Inc.

September 2, 2011

terms of the Warrants, including payment in full for the Warrant Shares in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and as of the effective date of the Registration Statement and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP